UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 31, 2014, RBC Life Sciences, Inc. (the "Company") notified Mr. Terry Butler ("Butler") of the termination of the Sales and Marketing Agreement, dated as of January 16, 2013, the First Addendum Operations Agreement - Australia, dated as of January 16, 2013, and the Second Addendum Operations Agreement - Hong Kong, dated as of June 3, 2013, all of which were by and between the Company and Butler (the "Agreements").

Pursuant to the Agreements, Butler was to market nutritional products in Australia, Hong Kong and other Asian markets on behalf of the Company. The Company made cash advances to Butler to support marketing activities and fund costs related to the opening of an office in Hong Kong. Under the Agreements, the advances did not bear interest, and were to be recouped from monthly marketing fees earned by Butler.

On July 31, 2013, the Company was notified by Butler that he was unable to fulfill certain of his financial obligations under the Agreements, which the Company deemed to be a material breach of the Agreements. The Company notified Butler that he was in material breach of the Agreements on August 5, 2013. As of March 31, 2014, the material breach had not been cured by Butler. Accordingly, the Company sent Butler a letter, dated March 31, 2014, pursuant to which the Company formally terminated the Agreements.

There were no penalties incurred by the Company in connection with the early termination of the Agreements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2014

RBC Life Sciences, Inc.

By: /s/ Richard S. Jablonski
Name: Richard S. Jablonski
Title: Vice President - Finance & Chief Financial Officer